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                                                                    Exhibit 14.1

                         APT SATELLITE HOLDINGS LIMITED

                    TERMS OF REFERENCE OF THE AUDIT COMMITTEE

                 (Also known as Charter of the Audit Committee)

               (as amended on 25 June 2004 and on 11 April 2005)

      CONSTITUTION

1. The Board hereby resolves to establish a Committee of the Board to be known as the Audit Committee.

      MEMBERSHIP

2. The Committee shall be appointed by the Board from amongst the Non-Executive Directors of the Company. The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as Committee members. The Committee shall consist of not less than three members. A quorum shall be two members.

3.    The Chairman of the Committee shall be appointed by the Board.

      ATTENDANCE AT MEETINGS

4. The Finance Director, the Head of Internal Audit, and a representative of the external auditors shall normally attend meetings. Other Board members shall also have the right of attendance. However, at least, once a year the Committee shall meet with the external auditors without executive Board members present.

5.    The Company secretary shall be the secretary of the Committee.

      FREQUENCY OF MEETINGS

6. Meetings shall be held not less than twice a year either in person or through other electronic means of communication. The external auditors may request a meeting if they consider that one is necessary.

      AUTHORITY

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7.    The Committee is authorised by the Board to investigate any activity within its terms of reference. It is authorised to seek any information it requires from any employee and all employees are directed to co-operate with any request made by the Committee.

8. The Committee is authorised by the Board to obtain outside legal or other independent professional advice and to secure the attendance of outsiders with relevant experience and expertise if it considers this necessary.

      DUTIES

9.    The duties of the Committee shall be:

      (a) To be primarily responsible for making recommendation to the Board on the appointment, reappointment and removal of the external auditors, and to approve the remuneration and terms of engagement of the external auditor, and any questions of resignation or dismissal of that auditor;

      (b) To discuss with the external auditors before the audit commences, the nature and scope of the audit and reporting obligations, and ensure co-ordination where more than one audit firm is involved;

      (c) To develop and implement policy on the engagement of an external auditor to supply non-audit services, and the Committee should report to the Board, identifying any matters in respect of which it considers that action or improvement is needed and making recommendations as to the steps to be taken;

      (d) To monitor integrity of the half-year and annual financial statements and, if prepared for publication, quarterly reports, and to review significant financial reporting judgements contained in them before submission to the Board, focusing particularly on:

            (i)   Any changes in accounting policies and practices;

            (ii)  Major judgmental areas;

            (iii) Significant adjustments resulting from the audit;

            (iv)  The going concern assumptions and any qualifications;

            (v)   Compliance with accounting standards; and

            (vi) Compliance with the rules governing the listing of securities on the Stock Exchange of Hong Kong Limited and other legal requirements in

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                  relation to financial reporting.

            Note: In regard to the above duties:-

                  (i) members of the Committee must liaise with the Board, senior management and the Qualified Accountant of the Company and the Committee must meet, at least once a year, with the external auditor; and

                  (ii) the Committee should consider any significant or unusual items that are, or may need to be, reflected in such reports and accounts and must give due consideration to any matters that have been raised by the Qualified Accountant, external auditor or internal auditor.

      (e) To provide sufficient opportunity for the internal and external auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the external auditors' evaluation of the Company's financial, accounting, and auditing personnel, the co-operation that the external auditors received during the course of audit, any problems and reservations arising from the interim and final audits, and any matters the auditor may wish to discuss;

      (f) To review the external auditor's management letter, any material queries raised by the external auditor to management in respect of the accounting records, financial accounts or systems of control and management's response, and to ensure that the Board will provide a timely response to the issues raised in the external auditor's management letter;

      (g) To review the statement on the Company's financial controls, internal control and risk management systems (where one is included in the annual report) prior to endorsement by the Board;

      (h) To discuss with the management the system of internal control and ensure that management has discharged its duty to have an effective internal control system;

      (i) To review with the external auditors, the internal auditors, and Company's financial and accounting personnel, the adequacy and effectiveness of the internal audit programme, ensure co-ordination between the

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            internal and external auditors, and ensure that the internal audit function is adequately resourced and has appropriate standing within the Company, by, among other things, eliciting any recommendations for the improvement of such internal audit programme or particular areas where new or more detailed internal audit programme controls or procedures are desirable;

      (j) To consider any findings of major investigations of internal control matters as delegated by the Board or on its own initiative and management's response;

      (k) To review and monitor the external auditor's independence and objectivity and the effectiveness of the audit process in accordance with applicable standard, as well as the nature and scope of other professional services provided to the Company by the external auditors;

      (l) To review the Group's financial and accounting policies and practices;

      (m) To review periodically Company policy statements to determine their adherence to the Company's codes of conduct;

      (n) To investigate any matter brought to its attention within the scope of its duties, and to retain outside legal counsel or other professional advice for this purpose if, in its judgment, that is appropriate;

      (o)   To Establish and maintain procedures for:

            The receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

            The confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

      (p) To perform annually a self-assessment relative to the Committee's purpose, duties and responsibilities outlined herein;

      (q) Report annually, or whenever necessary, to the Board of Directors regarding the matters set out herein and execution of the Committee's duties and responsibilities as well as any issues that arise with respect to the quality

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            or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function; and

      (r) To present to the Board of Directors such comments and recommendations as the Committee deems appropriate, and consider other topics and perform such other duties as may be assigned by the Board or deemed appropriate by the Committee within the context of these Terms of Reference.

      REPORTING PROCEDURES

10. The secretary shall circulate the minutes of meetings of the Committee to all members of the Board.

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All rights reserved.
No part of this material may be reproduced in any form by any means without first obtaining permission from APT Satellite Holdings Limited
3rd edition on 11 April 2005